Exhibit 10(l)

                       CO-BRANDING AND MARKETING AGREEMENT
                       -----------------------------------

                                                      Date:  as of July 11, 1997

CNNfn                                       SANDBOX
-----                                       -------
CNNfn, a division of                        Sandbox Entertainment Corporation
Cable News Network, Inc.                    2231 East Camelback Road
Five Penn Plaza                             Suite 324
New York, NY  10001                         Phoenix, AZ  85016
Contact: Ms. Helen Whelan                   Contact:  Mr. Matt Stanton
Ph: (212) 714-3338                          Ph: (602) 468-6400
Fax: (212) 714-7909                         Fax: (602) 468-6401

         This Agreement is made as of the date specified above between CNNfn Interactive, a division of Cable News Network, Inc. ("CNNfn"), and Sandbox Entertainment Corporation ("Sandbox"), whereby Sandbox and CNNfn agree to conduct a co-branded marketing effort for Sandbox's Final Bell stock market simulation (the "Game"), and in connection therewith, Sandbox agrees to utilize certain of its proprietary technologies and rights and to provide certain services and content to CNNfn for use in connection with CNNfn's online services as more specifically described below on the following terms and conditions:

1. Co-Branded Offering. During the Term, Sandbox hereby agrees to provide certain services in support of the Co-Branded offering described herein (the "Services"), specifically to develop and host the Game, for distribution by the parties, during the term of this Agreement, by any means or method now known or hereafter developed to users of CNNfn's or Sandbox's web-based sites and services (collectively, the "Sites"). Sandbox agrees that it will not provide any advertising-supported or subscription-supported stock market simulation game directly or indirectly in competition with the Game during the Term of this Agreement. As more specifically described herein, Sandbox will "host" the Game (the "Game Site") and provide all necessary support, including implementation of a mutually agreeable advertising/page view tracking system for the Game Site as further described herein. In addition, as between CNNfn and Sandbox, Sandbox shall be responsible for all elements of the Game, including securing any and all third party rights necessary for the final Game and compliance with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, it is expressly understood and agreed that Sandbox shall be solely responsible for compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities and shall indemnify and hold CNNfn harmless from any claims related thereto. Sandbox hereby agrees that it shall continuously update the Game on the Game Site in a manner to refresh the content and provide gaming updates to users as agreed by the parties. CNNfn shall have the right to use the Game, or portions thereof, to advertise, promote and/or market its Site, the Game Site and the availability of the Game. Without limiting the generality of the foregoing, such promotion may include text and/or graphic references with or without a link on the CNNfn Site.

         CNNfn and Sandbox will each retain approval rights over the design of the Game Site, and all elements thereof, subject to the express understanding that the design will include creative and navigational elements from the CNNfn Site so as to provide a consistent CNNfn look and feel. CNNfn approval over any element will not affect Sandbox's ultimate responsibility therefor in accordance with this Agreement. At all times, each party will retain ultimate approval rights over use of its respective proprietary materials. Furthermore, CNNfn understands that certain parameters have already been defined for the Game and that its design must avoid creating obstacles for the user (i.e., excessive graphic size and difficult navigation). As part of the design, CNNfn shall determine appropriate links to and from its Site and the Game Site and Sandbox shall implement such links as they involve the Game Site; CNNfn shall be solely responsible for implementing any appropriate links on its Site. By way of example only, CNNfn may elect, at its sole option and to the extent permissible by its content providers, to provide gamers links to its Site that will open a second window to permit the gamers to get current information relevant to the Game from the CNNfn Site (e.g., news, information, etc.). Finally, Sandbox hereby acknowledges CNNfn's full and complete performance of certain video production services for the Game and Game Site. CNNfn shall have no obligation hereunder to perform any additional video production services for the Games and the performance of any such services shall be subject to a separate agreement between the parties.

         Each party expressly understands that it shall have no right to negotiate and/or enter into any binding agreements on behalf of the other party and hereby covenants, represents and warrants that it shall take no action or represent any authority to the contrary. CNNfn acknowledges and agrees that Sandbox owns and retains all proprietary right, title and interest in and to the Game and the technology and materials provided by it for use in the Game, and CNNfn hereby disclaims any right, title or interest therein. Notwithstanding Sandbox's ownership of rights in and to the Game, Sandbox will not utilize the "look and feel" or other unique elements of the Game Site created jointly by the parties hereunder for any other project or offering. Furthermore, Sandbox acknowledges and agrees that CNNfn owns and/or controls and retains all proprietary right, title and interest in and to the creative and navigational elements common to the CNNfn Site as well as all content (including without limitation images, likenesses, voices and text) contributed by it to the Game or Game Site ("CNNfn Elements") and Sandbox disclaims any right, title or interest therein. Sandbox agrees to perform the Services in a competent, conscientious and professional manner, in accordance with CNNfn's reasonable requests and requirements, and in accordance with all of the terms and conditions of this Agreement.

2. Implementation/Delivery. CNNfn will advise Sandbox of its required input for design of the Game Site as soon as possible and Sandbox will host and update each Game in accordance with mutually agreed upon specifications for such design, as the same may be modified from time to time during the Term. Prior to the commercial launch of each Game, Sandbox will demonstrate the Game to CNNfn for its approval. The parties agree that the initial Game shall be fully operational and ready for commercial launch on or before July 14, 1997 with a prototype ready for testing and approval by CNNfn sufficiently in advance of such date. Notwithstanding the foregoing, the commercial launch of the Game Site and all Games thereafter shall be determined by mutual agreement of the parties.

3. CNNfn Promotional Support. CNNfn will provide Sandbox an outline of its plan designed to promote its Site, including promotion of the Game and Game Site, and build traffic for the Site and the Game. CNNfn agrees to use reasonable efforts to perform the activities described in its plan and to include and perform cross-promotional activities in this plan, using available resources and promotional inventory time on products and services of its affiliated and subsidiary entities. During the Term, CNNfn will provide, at a minimum, monthly reports indicating the location, time, media vehicle and frequency of promotional activities related to its Site, the Game and/or the Game Site.

4. Marketing/Publicity. The parties agree to cooperate with one another to provide information for marketing, public relations, publicity and general promotional purposes. CNNfn generally intends to provide promotional support for the Games on the CNNfn site as set forth on Exhibit A. The parties shall have joint control over the substance and timing over all such activities related to the Game and Game Site, but agree to comply with reasonable requests of the other party in this regard. Notwithstanding the foregoing, CNNfn shall have the absolute right to determine the timing applicable to the initial press release announcing the launch of the Game Site. Subject to each party's right to inspect all such materials in advance and approve or disapprove the same as it relates to such party, each party grants the other party the right to use its respective trademarks and trade names in advertising and printed materials solely in connection with the rights and obligations of the parties under, and during the term of, this Agreement. Without limiting the generality of the foregoing, each party shall retain control over its trademarks and trade names at all times (including as the same may be used in a URL for the Game Site) and may approve or disapprove any materials containing the same in its sole discretion. Following execution of this Agreement, the parties will work together in good faith to issue an initial joint press release. The parties will, as they deem appropriate, participate in joint press activities and other public relation activities with the other during the Term of this Agreement.

5. Advertising/Sponsorship Opportunities. The parties hereby agree to cooperate with one another regarding the sale of advertising (e.g., banners) and/or sponsorships on or for the Game Site, with CNN retaining primary control over the sale of advertising and Sandbox retaining primary control over the sale of sponsorships. Accordingly, while both parties will have the opportunity to sell advertising and sponsorships for the Game Site, the party bearing primary responsibility must approve any proposed sales of that type by the other party in advance. In an effort to facilitate cooperation and avoid any duplication in sales efforts, the parties agree to establish and set forth in writing a list of target accounts that each sales force has first priority in selling as soon as practical after the date hereof. Each party will assist the other in its respective efforts. Without limiting the generality of the foregoing, this cooperation and mutual approval will focus on acceptable contract terms and conditions, credit standards, rate integrity and pre-approval for any deviation from the mutually agreed upon rate structure. Additionally, the parties agree to yield to whichever form of sale (i.e., advertising or sponsorship) is best suited to the particular advertiser in an effort to maximize overall opportunities, sales and revenues for the Game Site. Sandbox will implement an advertising tracking system approved by CNNfn on the Game Site to track traffic, page views and other relevant data. Sandbox will provide monthly reports from the system and deliver the same to CNNfn within five (5) business days of the close of each month as further described in Paragraph 6 below. In addition, Sandbox shall be responsible for the proper insertion and rotation of all such advertising and sponsorships and will maintain accurate logs.

         Net advertising revenues, which shall be defined as gross advertising revenues derived from the sale advertising on the Game Site, less agency commissions, shall be split between the parties on a 60/40 basis, with the party responsible for selling the advertising entitled to retain the higher percentage. To the extent any extraordinary costs are required to integrate an advertiser and the parties agree upon such costs up front, the parties will absorb these costs on an equal basis, with such costs deducted from gross revenues prior to determining either party's net payment on that sale.
Notwithstanding the foregoing, net advertising revenues will not include revenues from those sales made by Sandbox or its representatives prior to the execution of this Agreement by the parties and set forth on Schedule 1 attached hereto, and Sandbox will have no obligation to split or share such revenues with CNNfn within the limitations also included on the Schedule.

         Regardless of which party is responsible for the sale of the sponsorships, the parties hereby agree that all net sponsorship revenue, which shall be defined as gross revenue derived from sponsorship sales on the Game Site, less any commissions or other third party fees, shall be split 50/50. Sandbox will incur and absorb the basic creative and production costs associated with integrated sponsorships and shall not be entitled to any reimbursement therefor absent the express prior written agreement of the parties to the contrary.

         Each party hereby agrees to maintain complete and accurate books and records regarding its sale of advertising and/or sponsorships on the Game Site during the Term of this Agreement and for a period of two (2) years thereafter. Each party shall be responsible for billing, invoicing and collection activities related to its sales activities hereunder. The parties will agree upon and comply with appropriate and consistent billing, invoicing and collection procedures as soon as possible after execution of this Agreement and each party will comply with such procedures throughout the Term. Copies of invoices will be sent to the non-selling party simultaneously with delivery to the third party and copies of all advertising or sponsorship contracts must accompany insertion orders prior to the start of a campaign. Within thirty (30) days of the close of each calendar month, each party shall distribute amounts payable to the other party for that month to such party along with a complete statement for selling activities during such time.

6. Game Site Usage Reports. As discussed generally above, Sandbox will maintain and provide, at a minimum, equally aggregated Game Site information/reports on users, registered visitors and page impressions to the detail reasonably specified by CNNfn. The parties shall also agree on an appropriate privacy policy designed to protect users from unauthorized or otherwise offensive disclosure of individual data, which policies shall be posted on the Game Site. Information collected will include daily tracking of advertising banner impressions and click-throughs, as well as sophisticated aggregate reporting of advertising impressions and click-throughs. In this regard, Sandbox will provide a mutually agreed upon audit system for its proprietary advertising server software. Implementation must occur at the time of the launch, contingent upon the third party audit provider's ability to comply with the schedule. CNNfn will provide, at a minimum, weekly Site information/reports relevant to the performance of graphic and text links to the Game Site contained thereon, including impressions and click-throughs.

7. CD-ROM Product. In addition to the Services contemplated by Paragraph 1 above, Sandbox agrees to create a CD-ROM enhancement for each Game, as agreed by the parties but owned exclusively by Sandbox subject to CNNfn's rights in and to CNNfn Elements therein, featuring heavier use of graphics and animation and an enhanced prize structure ("ACD-ROM Product"). All elements of the CD-ROM shall be agreed upon by the parties in advance. This CD-ROM Product will be offered to consumers during the Term and any Sell-Off Period (as hereinafter defined) for a price and through outlets determined by mutual agreement of the parties. The CD-ROM shall be subject to mutually agreed upon standards regarding both substance and quality. Sandbox shall be solely responsible for the production of any CD-ROM Game Product, including all creative and hard costs associated therewith and all elements thereof, including securing any and all third party rights and compliance with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, it is expressly understood and agreed that Sandbox shall be solely responsible for compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities and shall indemnify and hold CNNfn harmless from any claims related thereto.

         It is anticipated that such CD-ROM will be offered to consumers through purchase opportunities on the CNNfn and Sandbox Sites, as well as through other mutually acceptable channels; notwithstanding the foregoing, it is expressly understood and agreed that CNNfn shall have no obligation whatsoever to sell (as opposed to promote) CD-ROM Game Products to users directly from its Site through secure transaction technology. Sandbox shall be solely responsible for all duplication and packaging of the CD-ROM and all fulfillment and mailing costs. Net revenue derived from sales of any CD-ROM Game Product, which shall be defined as gross revenues, less actual cost of goods actually incurred by Sandbox (costs will be itemized and may include shipment, duplication, printing, fulfillment, packaging and prizes to the extent incurred by Sandbox and not the consumer), will be split between Sandbox and CNNfn 50/50. Nonetheless, CNNfn agreement that Sandbox shall be permitted to recoup from gross revenues its actual cost of providing additional non-cash prizes on the CD-ROM before any payment of net revenues hereunder, shall be expressly conditioned on its prior approval of the non-cash prizes. It is expressly understood that no cash prizes will be available. Should CNNfn contribute any content (i.e., CNNfn Elements) or services to the CD-ROM, an additional amount payable to CNNfn shall be negotiated by the parties in good faith, whether in the form of a fee or an additional share of net revenue. In this regard, Sandbox hereby acknowledges CNNfn's contributions to the initial CD-ROM Game Product, including the appearance of Lou Dobbs thereon ("Initial CD-ROM Game Product"). CNNfn also agrees to cause Mr. Lou Dobbs (or a substitute acceptable to both parties) to be available for and to provide an estimated two hours of time two additional times during the twelve month period from the date hereof, at mutually acceptable times, to shoot video for the Final Bell CD during which Mr. Dobbs will elaborate on his knowledge of the financial marketplace and any other related material reasonably requested by Sandbox. Subject to CNNfn's approval in each instance, CNNfn agrees that Sandbox shall have the right to use CNNfn Elements, including approved images and voice of Mr. Dobbs in its promotion and marketing of the Initial CD-ROM Game Product, as well as in upgrades, updates or new versions thereof featuring Mr. Dobbs or the agreed upon substitute, if applicable (collectively referred to as the "Dobb's CD-Rom Game Products"). Notwithstanding any other provision in this Agreement to the contrary, Sandbox agrees that it will cease distribution of each Dobb's CD-ROM Game Product containing Mr. Dobb's images no later than one (1) year after the commercial release of the same. With respect to each Dobbs= CD-ROM Game Product, CNNfn's share of the net revenue shall be increased to 52% for the initial 15,000 units and further increased to 54% thereafter. Any other services provided by CNNfn shall be subject to a separate agreement mutually acceptable to the parties. Upon expiration of this Agreement, the parties may continue to sell existing inventory of the most current CD-ROM for a period not to exceed the earlier of the date three (3) months (i) after expiration, or (ii) after the completion of the regular season for the sport subject of the Game ("Sell-Off Period"). There shall be no Sell-Off Period by a defaulting party in the event of a termination absent the express agreement of the parties.

         During the Term and for a period of two (2) years thereafter, each party shall maintain complete and accurate books and record relating to the sale of any CD-ROM Game Product hereunder. Each party shall be responsible for invoicing, billing and collecting all amounts in connection with its sales efforts and agrees to submit monthly payments to the other party within sixty
(60) days after the end of each calendar month, accompanied by an appropriate and agreed upon statement.

8. Books and Records. As indicated in this Agreement, each party is responsible for maintaining certain books and records in connection with its performance of obligations hereunder. Such books and records shall be available to the other party for inspection during reasonable business hours upon reasonable notice. In addition, each party shall have a right to audit the other party's books and records at its sole cost not more than one (1) time per twelve-month period. Should such an audit reveal an underpayment to that party in the amount of ten percent (10%) or more, such party shall be entitled to reimbursement for the cost of its audit from the audited party.

9. Term. This Agreement shall be effective as of the date hereof and shall continue through July 15, 1999, unless earlier terminated pursuant to the terms hereof. Upon expiration or termination of this Agreement, the co-branding offering will be disabled and removed from public availability and all co-branding efforts related thereto shall cease subject only to permitted Sell-Off activities as applicable.

10. Warrant. Simultaneous with the execution of this Agreement, Sandbox hereby agrees to issue CNNfn a warrant (the "Warrant") in the form of Exhibit "B" attached hereto entitling CNNfn to acquire up to 130,000 shares of common stock in Sandbox subject to the terms and conditions set forth therein. A portion of the warrant for up to 100,000 shares shall vest over the Term in accordance with its terms in exchange for certain commercial promotional support outlined in Exhibit A-1 to the Warrant. The remaining portion of the warrant for 30,000 shares shall be fully vested and immediately exercisable as of the parties' execution of this Agreement.

11. Costs. Except as expressly set forth herein to the contrary, each party will bear its respective costs incurred in the performance of this Agreement and shall not be entitled to any reimbursement therefor from the other party.

12. Merchandising/Licensing. During the Term, the parties may discuss merchandising and/or licensing opportunities related to the Game and Game Site. Such opportunities may be exploited only pursuant to mutual agreement of the parties. To the extent that the parties elect to pursue any such opportunities and extend the co-branding activities contemplated under this Agreement, the parties agree to split any such net revenues 70/30, 70 to Sandbox and 30 to CNNfn. All opportunities, approval rights, related economics (e.g., definition of net revenue) and other terms and conditions applicable thereto, shall be set forth in a written amendment to this Agreement and executed by both parties. Absent such an amendment, no merchandising, licensing or other rights not expressly contemplated and addressed in this Agreement may be exploited by either party.

13. Notices. All notices to the parties shall be given in writing and sent to the addresses set forth above. A copy of any notice to CNNfn shall be simultaneously delivered to Cable News Network, Inc., One CNN Center, Box 105366, Atlanta, GA 30348-5366, Attention: Donna K. Lewis, Assistant General Counsel, Legal Department. A copy of any notice to Sandbox shall be simultaneously delivered to Osborn Maledon, P.A., 2929 N. Central Avenue, Suite 2100, Phoenix, Arizona 85012, Attention: Thomas H. Curzon, Esquire.

14. Standard Terms and Conditions. CNNfn and Sandbox agree that the Standard Terms and Conditions attached hereto as Exhibit "C" shall constitute an integral part of this Agreement and are hereby incorporated into this Agreement. If any provision set forth above conflicts (or is construed to conflict) with any provision of the Standard Terms and Conditions, the provisions hereinabove set forth shall control.

CNNfn, a division of Cable News Network,      SANDBOX ENTERTAINMENT
Inc.                                          CORPORATION

By:  /s/ Hal Uhl                              By:  /s/ Chad M. Little
     ----------------------------                  -----------------------------

Its: VP, Business Development                          Its: President
     ----------------------------                  -----------------------------

                                   SCHEDULE 1

                          Pre-existing Sandbox Ad Sales
                             Excluded from Agreement

1. e.schwab contract, which expires June 30, 1998, as renewed or amended from time to time by Sandbox, it being the intent of CNNfn and Sandbox that Sandbox's relationship with e.schwab be totally excluded.

2. About Work contract, which expires December 31, 1997, and which provides for approximately 2,825,000 impressions to be delivered by Sandbox during the period July 7 through December 31, 1997; it being the parties intent that such contract be excluded only to the extent of the current obligations to deliver such amount of impressions; any amendments or renewals beyond the commitment described herein will be subject to the revenue split with CNNfn.

                                    EXHIBIT A

                         CNNfn Promotional Site Support

* CNNfn.com will, for such time as the editorial staff deems appropriate, include in its website a ticker headline promoting the launch of the Game.

* CNNfn.com will include heavy promotion of the Final Bell Game on its Site on the day of the launch.

* CNNfn.com will, during the Game, use text links and ticker links to inform website visitors about the Game. Placement and play of these links and ticker headlines will be at the discretion of the editorial staff.

* CNNfn.com will provide navigation to the Game Site from the "Markets" section, the "Your Money" section and from other sections or pages it deems appropriate.

* CNNfn.com will provide website banner promotion to the CNNfn Final Bell Game. We will provide reports on this promotion every other month.
                                       1